EXECUTION COPY

# CRANE CREEK SURGICAL PARTNERS, LLC

**A Florida Limited Liability Company**

# SECOND AMENDED AND RESTATED OPERATING AGREEMENT

**DATED OCTOBER 1, 2015**

## CRANE CREEK SURGICAL PARTNERS, LLC

## SECOND AMENDED AND RESTATED OPERATING AGREEMENT

# CRANE CREEK SURGICAL PARTNERS, LLC

## SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This Second Amended and Restated Operating Agreement ("Agreement") is made and entered into as of the 1st day of October, 2015, by and among the persons identified as Members (collectively the "Members") in Exhibit A which is incorporated herein by reference. Except as otherwise provided, the capitalized terms used in this Agreement shall have the meanings set forth in Article I hereof.

**WHEREAS**, Crane Creek Surgical Partners, LLC ("Company") was converted from a Florida limited liability limited partnership into a Florida limited liability company pursuant to § 608.439 of the Florida Statutes (2010) and under the Florida Limited Liability Company Act by the execution and filing of the Certificate of Conversion and Articles of Organization with the Florida Secretary of State on May 24, 2013 (the "Company Conversion Date");

**WHEREAS**, the Company owns and operates a Medicare-certified ambulatory surgery center in Melbourne, Florida and is governed pursuant to that certain Amended and Restated Operating Agreement of the Company, dated September 1, 2013 (the "Original Operating Agreement"); and

**WHEREAS**, in connection with certain changes in the ownership of the Company, the Members owning all of the membership interest in the Company as of the date hereof desire to amend and restate the Original Operating Agreement to provide for their respective rights and obligations, and for the management and governance of the Company.

**NOW, THEREFORE**, in consideration of the mutual covenants herein expressed, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

This Agreement amends and restates the Original Operating Agreement in its entirety.

### ARTICLE I
### Definitions

The following defined terms used in this Agreement shall have the meanings specified below:

"Act" shall mean the Florida Revised Limited Liability Company Act, currently in effect, and as thereafter amended from time to time.

"Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's aggregate Capital Account as of the end of the relevant fiscal period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Adjusted Capital Contribution" shall mean a Member's aggregate Capital Contribution to the Company reduced by all distributions made to such Member under Article VI.

"Adverse Terminating Event" shall have the meaning set forth in Section 4.3.

"Affiliated Person" or "Affiliate" shall mean, with reference to a specified Person, (a) any member of such Person's Immediate Family, (b) any Person who owns directly or indirectly ten percent (10%) or more of the beneficial ownership in such Person, (c) any one or more Legal Representatives of such Person and/or any Persons referred to in the preceding clauses (a) or (b); and (d) any entity in which any one or more of such Person and/or the Persons referred to in the preceding clauses (a), (b) or (c) owns directly or indirectly ten percent (10%) or more of the beneficial ownership.

"Agreement" shall mean this Second Amended and Restated Operating Agreement as it may be amended, supplemented, or restated from time to time.

"Applicable Federal Rate" shall mean the Applicable Federal Rate as that term is defined in Code Section 1274(d)(1), whether the short-term, mid-term or long-term rate, as the case may be, as published from time to time by the Secretary of the Treasury.

"Approval of the Business Issues Board" or "Business Issues Board acting by Approval" and any grammatical variation thereof, shall mean consent, approval or vote of a majority of the Managers of the Business Issues Board.

"Approval of the FASB Issues Board" or "FASB Issues Board acting by Approval" and any grammatical variation thereof, shall mean consent, approval or vote of a majority of the Managers of the FASB Issues Board.

"Approval of the Medical Issues Board" or "Medical Issues Board acting by Approval" and any grammatical variation thereof, shall mean consent, approval or vote of a majority of the Managers of the Medical Issues Board.

"Articles" shall mean the Certificate of Conversion and Articles of Organization of the Company, and as may, from time to time, be amended in accordance with the Act.

"Bankruptcy" shall mean any of the following:

(a) If any Member shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state, or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall file any answer or other pleading admitting or

failing to contest the material allegations of any petition in bankruptcy or any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief filed against such Member, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator of such Member or of all or any substantial part of his or her properties or his or her interest in the Company (the term "acquiesce" as used herein includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment, or decree within thirty days after such order, judgment or decree);

(b) If a court of competent jurisdiction shall enter in an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state, or other statute or law relating to bankruptcy, insolvency, or other relief for debtors and such Member shall acquiesce in the entry of such order, judgment, or decree, or if any Member shall suffer the entry of an order for relief under Title 11 of the United States Code and such order, judgment, or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or if any trustee, receiver, conservator, or liquidator of any Member or of all or any substantial part of his or her properties or his or her interest in the Company shall be appointed without the consent or acquiescence of such Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(c) If any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

"Board" shall refer to the Business Issues Board, FASB Issues Board or Medical Issues Board, as applicable.

"Book Value" shall mean, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except that:

(a) The initial Book Value of any asset contributed by a Member of the Company shall be the gross fair market value of such asset (reduced for any liabilities to which it is subject or which the Company assumes), as such value is determined by Approval of the FASB Issues Board, and for which credit is given to the contributing Member under this Agreement;

(b) The Book Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by Approval of the FASB Issues Board, at and as of the following times:

(i) The acquisition of an additional or new interest in the Company by a new or existing Member in exchange for other than a de minimis Capital Contribution by such Member, if the FASB Issues Board, acting by Approval, reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(ii) The distribution by the Company to a Member of more than a de minimis amount of any asset of the Company (including cash or cash equivalents) as

consideration for all or any portion of an interest in the Company, if the FASB Issues Board, acting by Approval, reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members; and

(iii) The liquidation of the Company within the meaning of Regulations Section 1.704 1(b)(2)(ii)(g).

(c) The Book Value of the assets of the Company shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704 1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this clause (c) to the extent that the Managers, acting by Approval, determine that an adjustment pursuant to the immediately preceding clause (b) is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (c).

If the Book Value of an asset has been determined or adjusted pursuant to the preceding clauses (a), (b) or (c), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

"Business Issues Board" or "BI Board of Managers" shall refer collectively to the Persons named to be the Business Issues Board in this Agreement and any Person who becomes an additional, substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity on the BI Board of Managers of the Company.

"Capital Account" shall mean a capital account maintained and adjusted in accordance with the Code and the Regulations, including the Regulations under Section 704(b) and (c) of the Code. The Capital Account of each Member shall be:

(a) Credited with all payments made to the Company by such Member on account of Capital Contributions (and as to any property other than cash or a promissory note of the contributing Member, the agreed (as indicated by the Approval of the FASB Issues Board) fair market value of such property, net of liabilities secured by such property and assumed by the Company or subject to which such contributed property is taken) and by such Member's allocable share of Profits and items in the nature of income and gain of the Company;

(b) Charged with the amount of any distributions to such Member (and as to any distributions of property other than cash or a promissory note of a Member or the Company, by the agreed fair market value of such property, net of liabilities secured by such property and assumed by such Member or subject to which such distributed property is taken), and by such Member's allocable share of Losses and items in the nature of Losses and deductions of the Company;

(c) Adjusted simultaneously with the making of any adjustment to the Book Value of the Company's assets pursuant to the definition thereof, to reflect the aggregate net adjustments to such Book Value as if the Company recognized Profit or Loss equal to the respective amount of such aggregate net adjustments immediately before the event causing such adjustments; and

(d) Otherwise appropriately adjusted to reflect transactions of the Company and the Members.

"Capital Contribution" shall mean the amount of cash and the value of any other property contributed to the Company by a Member.

"Center" shall mean the ambulatory surgery center operated by the Company in Melbourne, Florida.

"Class A Member" shall mean any Member holding Class A Units in the Company, in each such Member's capacity as a holder of Class A Units. Class A Units shall be held only by Eligible Physicians, as defined in Section 2.4.

"Class B Member" shall mean any Member holding Class B Units in the Company, in each such Member's capacity as a holder of Class B Units. Class B Units shall be held only by HMA Blue Chip Investments, LLC or its permitted successors and assigns.

"Class C Member" shall mean any Member holding Class C Units in the Company, in each such Member's capacity as a holder of Class C Units. Class C Units shall be held only by CCSC TBC Group, LLC or its permitted successors and assigns.

"Class D Member" shall mean any Member holding Class D Units in the Company, in each such Member's capacity as a holder of Class D Units. Class D Units shall be held only by CCSC Holdings, Inc. or its permitted successors and assigns.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Depreciation" shall mean, for each year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization or other cost recovery deduction computed for tax purposes with respect to such asset for such period bears to the adjusted tax basis for such asset, or if such asset has a zero adjusted tax basis, Depreciation shall be determined with reference to the initial Book Value of such asset using any reasonable method selected by Approval of the Business Issues Board, but not less than depreciation allowable for tax purposes for such year.

"Disability" shall mean the inability of a Class A Member or Class C Member by reason of mental or physical illness, disease or injury, to perform the usual surgical procedures within such Member's medical specialty for a minimum period of six (6) consecutive months or six (6) months cumulatively in any twelve (12) month period as determined by the Approval of the Business Issues Board.

"FASB Issues Board" or "FI Board of Managers" shall refer collectively to the Persons named to be the FASB Issues Board in this Agreement and any Person who becomes an

additional, substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity on the FI Board of Managers of the Company.

"Formula Amount" shall mean the deemed value of the Company for purposes of redemption of a Member's ownership interest in the Company pursuant to Section 4.3 hereof. The Formula Amount shall be equal to the product of a multiple (which initially shall be three (3)) (the "Multiple") times the average of the Company's net operating income (in accordance with generally accepted accounting principles), excluding extraordinary gains and losses, calculated before deduction of interest, taxes, depreciation and amortization ("EBITDA") for the most recent two (2) fully completed prior calendar years, then minus all of the Center's outstanding long-term debt and long-term liabilities (including equipment lease financing obligations) as of the date of the Terminating Event determined in accordance with generally accepted accounting principles.

"Holdings" shall mean CCSC Holdings, Inc.

"Immediate Family" with respect to any individual, shall mean his or her ancestors, spouse, issue, spouses of issue, any trust principally for the benefit of any one or more of such individuals, his or her estate, and any entity beneficially owned by such individuals or trusts for their principal benefit.

"Individual Physician Owner" shall have the meaning set forth in Section 2.5.

"Legal Representative" shall mean, with respect to any individual, a duly appointed executor, administrator, guardian, conservator, personal representative or other legal representative appointed as a result of the death, minority or incompetency of such individual.

"Losses" shall have the meaning provided below under the heading "Profits and Losses."

"Manager" shall refer to each Person named as a Manager by the Members pursuant to this Agreement and any Person who becomes an additional, substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity as a Manager of the Company. "Managers" shall refer collectively to the Persons named as Managers by the Members pursuant to this Agreement and any Person who becomes an additional, substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity as a Manager of the Company.

"Medical Issues Board" or "MI Board of Managers" shall refer collectively to the Persons named to be the Medical Issues Board in this Agreement and any Person who becomes an additional, substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity on the MI Board of Managers of the Company.

"Member" shall mean any Person named as a Member in this Agreement and any Person who becomes an additional, substitute or replacement Member as permitted by this Agreement, in each such Person's capacity as a Member of the Company.

"Member Minimum Gain" shall mean "partner nonrecourse debt minimum gain" as that term is defined in Regulations Section 1.704-2(i)(2).

"Member Nonrecourse Debt" shall mean "partner nonrecourse debt" or "partner nonrecourse liability" as those terms are defined in Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Deductions" shall mean "partner nonrecourse deductions" as that term is defined in Regulations Section 1.704 2(i)(1).

"Minimum Gain" shall have the meaning given in Regulations Section 1.704-2(d).

"Multiple" shall have the meaning used in the calculation of the Formula Amount.

"Net Operating Cash Flow of the Company" shall mean the Company's taxable income or loss arising in the ordinary course of its business activities, increased by tax-exempt interest and by depreciation and any other deductions that do not involve cash expenditures, and decreased by principal payments, capital expenditures (other than those made from borrowings), and any other nondeductible cash expenditures.

"Non-Adverse Terminating Event" shall have the meaning set forth in Section 4.3.

"Nonrecourse Deductions" shall have the meaning given in Regulations Section 1.704-2(b)(1).

"Person" or "Party" shall mean any natural person, partnership (whether general or limited), limited liability company, trust, estate, association or corporation.

"Profits and Losses" shall mean, for each year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this provision shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this provision, shall be subtracted from such taxable income or added to such loss;

(c) Gain or loss from a disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property, rather than its adjusted tax basis;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account the Depreciation on the assets for such fiscal year or other period; and

(e) Any items which are separately allocated pursuant to Sections 6.5 and/or 6.6 which otherwise would have been taken into account in calculating Profits and Losses pursuant to the above provisions shall not be taken into account and, as the case may be, shall be added to or deducted from such amounts so as to be not part of the calculation of the Profits or Losses.

If the Company's taxable income or loss for such year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Profits for such year; and if negative, such amount shall be the Company's Losses for such year.

"Reasonable Reserves" shall mean such amount as the FASB Issues Board acting by Approval, shall deem reasonably necessary to meet the foreseeable liabilities or obligations of the Company taking into consideration historic costs as well as reasonably projected cash flow, and including, but not limited to, (i) the normal expenses of the operation and management of its activities, as such liabilities and obligations become due and payable, and (ii) the expenses of any redemptions pursuant to the provisions of this Agreement.

"Regulations" shall mean the Regulations promulgated under the Code, and any successor provisions to such Regulations, as such Regulations may be amended from time to time.

"Retirement" shall mean when a Class A Member or Class C Member ceases to practice medicine and publicly announces such retirement or, if he or she does not publicly announce such retirement, the Business Issues Board, acting by Approval, shall have determined that such person no longer practices medicine or performs ambulatory surgical procedures or performs the usual surgical procedures within such Member's medical specialty on at least a substantially (i.e., at least thirty-five (35) hours per week for at least forty (40) weeks per year) full-time basis.

"Terminating Capital Transaction" shall mean a sale or other disposition of all or substantially all of the assets of the Company.

"Transfer" and any grammatical variation thereof shall refer to any sale, exchange, issuance, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way as to any interest of a Member. Transfer shall specifically, without limitation of the above, include assignments and distributions resulting from death, incompetency, Bankruptcy, liquidation and dissolution.

"Unit" shall mean a unit or share of interest in the Company. The interest of each Unit in the Company shall be equal to one (1) divided by the total number of Units then authorized and outstanding (including, but not limited to, Class A Units, Class B Units, Class C Units and Class D Units).

"Unit Proportion" with respect to a Member shall mean the number of Units held by such Member divided by all Units then issued and outstanding.

The definitions set forth in the Act shall be applicable, to the extent not inconsistent herewith, to define terms not defined herein and to supplement definitions contained herein.

## ARTICLE II
## Organizational Powers and Membership

2.1 Organization. The FASB Issues Board shall file such articles, certificates and documents as appropriate to comply with the applicable requirements for the operation of a limited liability company in accordance with the laws of any jurisdictions in which the Company shall conduct business and shall continue to do so as long as the Company conducts business therein. By Approval of the FASB Issues Board, the Company may establish places of business within and without the State of Florida, as and when required by its business and in furtherance of its purposes set forth in Section 2.2 hereof, and may appoint agents for service of process in all jurisdictions in which the Company shall conduct business.

2.2 Purposes and Powers of the Company. The Company has been organized for the general purposes of (i) developing, owning and operating an ambulatory surgical center in Melbourne, Florida, (ii) engaging in other activities in connection therewith which are necessary or beneficial to the Center, and (iii) engaging in any other lawful business activity permitted under the Act consistent with the foregoing. To that end, the Company, subject to the terms of this Agreement, may enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Florida.

2.3 Permissible Relationships.

(a) The Members understand that the Company's and the Center's operations are subject to various state and federal laws regulating permissible relationships between the Members and entities such as the Company, including 42 U.S.C. § 1320a-7b(b) (the "Anti-Kickback Statute"), and 42 U.S.C. § 1395nn (the "Stark Law"). It is the intent of the parties that the Company and the Center operate in a manner consistent with the foregoing statutes. Accordingly, each Member represents and warrants that he or she (i) has not received loans for the purpose of investing in the Center from the Company and the Center or from any investor in the Company; (ii) has not been barred or suspended from participation in any state or federal governmental healthcare program, including, but not limited to, the Medicare or Medicaid programs, (iii) if a Class A Member or Class C Member who is a spine surgeon, shall derive at least fifteen percent (15%) to twenty-five percent (25%) of his or her medical practice income from all sources for the previous fiscal year or previous 12-month period from his or her own performance of procedures that are ambulatory surgery procedures and/or outpatient procedures and shall derive at least one-third (1/3) of his or her medical practice income from all sources for the previous fiscal year or previous 12-month period from his or her own performance of procedures that are ambulatory surgery procedures and/or outpatient or inpatient procedures that can be performed in a hospital operating room; (iv) if a Class A Member or Class C Member who is not a spine surgeon, shall derive at least one-third (1/3) of his or her medical practice income from all sources for the previous fiscal year or previous 12-month period from his or her own performance of procedures that are on the Medicare list of ambulatory surgery procedures; (v) if a Class A Member or Class C Member who is not a spine surgeon, shall perform at least one-third (1/3) of such physician's

procedures that require or can be performed at an ambulatory surgery center at the Center; (vi) if a Class A Member or Class C Member who is a spine surgeon, shall perform at least one-third (1/3) of such physician's procedures that are ambulatory surgery procedures and/or outpatient procedures that can be performed in a hospital operating room or at the Center; (vii) shall fully inform each patient, prior to referring such patient to the Center, of such physician's investment interest in the Center and advise the patient of his or her freedom of choice in the selection of a facility or entity; and (vii) shall treat patients receiving medical benefits or assistance under any federal health care program in a nondiscriminatory manner. These requirements shall be referred to herein as the "Safe Harbor Requirements."

(b) The intent of Section 2.3(iii), (iv), and (v) and the other requirements set forth in Section 2.3 hereof is to help the Company to substantially comply with the safe harbor for ambulatory surgical centers promulgated by the Office of Inspector General. The FASB Issues Board, acting in its sole discretion after consultation with the Company's legal counsel, shall be able to waive a Member's compliance with Section 2.3(iii), (iv) and (v) hereof if such Member is constrained from complying with such provisions due to such Member's or the Center's exclusion from managed care contracts or other reasons; provided, such Member is using reasonable best efforts to comply with such provisions and the FASB Issues Board believes that the Member is not indirectly referring patients to the Center.

The intent of the One-Third Tests and other requirements set forth in Section 2.3 hereof is to help the Company to substantially comply with the safe harbor for ambulatory surgical centers promulgated by the Office of Inspector General. For a waiver to be granted, the Member must be acting in good faith to comply with the Safe Harbor Requirements. Further, the FASB Issues Board may request from each Member such information as it deems necessary to assess compliance by such Class A Member or Class C Member with the Safe Harbor Requirements set forth above. The Company and the Members acknowledge that all activities and contracts of any kind necessary to, or, in connection with, or incidental to the accomplishment of, the purposes of the Company shall be lawfully carried on or performed under the laws of the State of Florida and various federal laws.

(c) The Members also acknowledge that the Stark Law and the regulations promulgated thereunder may restrict the Center (as presently formed) from providing "designated health services" (as defined by the Stark Law) or other services to patients referred by Members. The Center shall not provide and bill separately for "designated health services." If, in the future, any of the services that the Center provides are deemed to be "designated health services" that are not billed to Medicare under an ASC composite rate, then in such event such services shall be provided by the Center only if such services may be provided in compliance with one or more exceptions to the ban on self-referrals set forth in the Stark Law, the regulations promulgated thereunder, or any successor statutes and/or regulations thereto. Furthermore, if the owner of a Member is a pension plan, trust or other entity, all of the owners and beneficiaries of such pension plan, trust or other entity who are practicing physicians shall also comply with the Stark Law and its regulations.

(d) Each Class A Member, Class C Member and Individual Physician Owner shall comply with the requirements of Section 2.3(a) and shall further covenant that he or she:

(i) shall directly provide services at the Center;

(ii) shall abide by all other requirements applicable to Class A Members or Class C Members in Section 2.3;

(iii) shall not generate or profit from indirect referrals to the Center and acknowledges that his or her ownership is not intended to reward or encourage indirect referrals to the other Members of the Company;

(iv) shall inform any surgeon(s) to which he or she refers patients that such referrals are not conditioned upon the surgeons' performance of surgery at the Center, and that the surgeon(s) are free to provide surgery at any facility;

(v) shall not pressure such surgeon(s) in any way to perform surgery at the Center;

(vi) shall provide the patient at least two different surgeons/proceduralists for any referral for any referral of any patient that may lead to an outpatient procedure and at least one of those surgeons/proceduralists must be one who does not regularly use the Center and is not an investor in the Center;

(vii) shall inform such patients and surgeons in writing at the time of a referral that he or she has an ownership interest in the Center, provide to each referred patient a list of at least one (1) appropriate alternate facility where the patient may elect to obtain care and inform each referred patient that he or she is not in any way required to receive services at the Center and will not be treated differently if the patient elects to be treated at an alternate facility;

(viii) shall refer such patients only for services or procedures which are medically necessary. "Medically necessary" shall mean (a) "health care services and procedures that a prudent physician would provide to a patient for the purpose of preventing, diagnosing or treating an illness, injury, disease or its symptoms in a manner that is (i) in accordance with generally accepted standards of medical practice, (ii) clinically appropriate in terms of type, frequency, extent, site and duration, and (iii) not primarily for the convenience of the patient, physician or other health care provider or (b) as otherwise specifically defined in the patient's health care plan";

(ix) shall not issue any blanket orders to his or her employees (including physicians and staff) to refer patients to the Center for such services. Rather, such referrals shall be made on an individual, case-by-case basis based upon the condition of the patient and the appropriateness of treatment at the Center;

(x) shall ensure that all financial relationships with the Company (such as for example a lease or medical director agreement) shall comply with one of the safe harbors to the Fraud and Abuse Statute and, if applicable, an exception to the Stark Act;

(xi) shall invest substantial capital in the Company and guarantee, if required by the FASB Issues Board, a proportionate share (based on ownership in the Company) of debt of the Company; and

(xii) shall represent and warrant that the intent of his or her investment is not for him or her to generate or profit from indirect referrals to the Center.

2.4 Membership.

(a) There are four (4) authorized classes of Members of the Company: Class A Members, Class B Members, Class C Members and Class D Members. All Members shall have (based on Units held) the same economic rights. The Members, acting as Members, shall have no right to act for or bind the Company. The Members are identified in Exhibit A hereto.

(b) No Person shall be eligible to become a Class A Member or Class C Member (or remain a Class A Member or Class C Member, as applicable) unless the following eligibility requirements are satisfied: (1) such Class A Member or Class C Member shall be a physician, licensed and registered, in good standing, to practice medicine in the State of Florida; (2) such Class A Member or Class C Member abides by the Safe Harbor Requirements of Section 2.3; (3) such Class A Member or Class C Member shall maintain an active practice of medicine in the greater Melbourne, Florida metropolitan area and if able to refer patients to the Center for services shall be able to perform surgical services at the Center (such physician shall maintain active medical staff membership (or during the first year provisional staff membership) and unrestricted clinical privileges at the Center and at least one (1) hospital within thirty (30) miles of the Center); and (4) under applicable law, such Class A Member's or Class C Member's ownership shall not disqualify (and, without further action, would not disqualify) the Company or the Center from engaging in operations as a Medicare-certified ambulatory surgical center for any reason or from having such physician perform cases at the Center. A physician who meets such requirements may be referred to herein as an "Eligible Physician." The requirements of this Section 2.4(b) shall not apply to the Class B or Class D Members.

2.5 Class A Members and Class C Member Owning Units Through an Entity. The Members agree that a Class A Member or a Class C Member may invest in the Company through or as an entity ("Entity Investor") and such Entity Investor and each of its owners ("Individual Physician Owners") must make, agree to and abide by the agreements and make the following representations and warranties, with such additions or modifications as the FASB Issues Board may require from time to time, and further, each Entity Investor and each Individual Physician Owner of the same must sign a counterpart signature page, attached hereto as Exhibit C, agreeing to be bound by the following terms and conditions:

(a) Each of the Individual Physician Owners is an Eligible Physician and all of the interests in an Entity Investor are owned by Individual Physician Owners.

(b) Each of the Individual Physician Owners are physicians or podiatrists who satisfies the requirements of an Eligible Physician set forth in Sections 2.3 and 2.4 hereof, and each further satisfies the representations and warranties set forth in Section 10.9 hereof;

(c) Each of the Individual Physician Owners agrees to be bound by each of the covenants contained in this Agreement, including, without limitation, all confidentiality and non-competition covenants and agrees to abide by the requirements for an Eligible Physician in Sections 2.3 and 2.4 hereof and to sign personally for their pro rata share of guarantees of the Entity Investor when and if Member guarantees are required;

(d) Each of the Individual Physician Owners has read this Agreement and has had the opportunity to discuss this Agreement with counsel. Each of the Individual Physician Owners understands and agrees to abide by the eligibility requirements and all the other provisions of this Agreement as though the Individual Physician Owner was a direct owner of the Company's Units;

(e) The Entity Investor does not and shall not distribute income from the Company based on the value or volume of referrals or other business between the parties;

(f) Any Terminating Event applicable to the Entity Investor due to the action of an Individual Physician Owner requires the redemption of the Individual Physician Owner from the Entity Investor as set forth in Article IV and may serve as a full or partial Terminating Event as to the Entity Investor's Units except as otherwise provided in Section 4.3 below; and

(g) There shall be no changes in the ownership or control of the Entity Investor without the Approval of the FASB Issues Board.

## ARTICLE III
## Capital Contributions and Liability of Members

3.1 Capital Accounts. A separate Capital Account shall be maintained for each Member, including any Member who shall hereafter acquire an interest in the Company.

3.2 Capital Contributions.

(a) Capital Contributions. Each Member has made or shall make a Capital Contribution to the Company.

(b) Member Guarantees of Debt; Loans. The Company may attempt to secure nonrecourse loans to finance the purchase of certain equipment of the Center. In the event such nonrecourse financing is unavailable or insufficient, it is hereby agreed and acknowledged that each Member may be required to guarantee debt of the Company in an amount to be agreed upon by the Business Issues Board and on a limited pro rata basis which is proportionate to each such Member's ownership of Units and, in such event, each Member further agrees to execute and deliver such agreements and instruments as the Company or the Center may require with respect to such Member's guarantee.

(c) Loans. Except as set forth in this Article III, and subject to the approval requirements of Section 7.3 hereof, no Member or Manager shall be entitled, obligated or required to make any loan to or guarantee a loan for the Company or make any Capital Contribution to the Company in addition to his or her Capital Contribution. No loan made to the Company by any Member or Manager shall constitute a Capital Contribution to the Company for any purpose.

3.3 No Withdrawal of or Interest on Capital. Except as otherwise provided in this Agreement, (i) no Member shall have any right to demand and receive property of the Company in exchange for all or any portion of his or her Capital Contribution or Capital Account, and (ii) no interest or preferred return shall accrue or be paid on any Capital Contribution or Capital Account.

3.4 Liability of Members. No Member, in his or her capacity as a Member, shall have any liability to restore any negative balance in his or her Capital Account or to contribute to, or in respect of, the liabilities or the obligations of the Company, or to restore any amounts distributed from the Company, except as may be required specifically under this Agreement, the Act or other applicable law. Except to the extent otherwise provided pursuant to Section 3.2(b) hereof or otherwise agreed to, or as required by law, in no event shall any Member, in his or her capacity as a Member, be personally liable for any liabilities or obligations of the Company or any of its Members.

3.5 Managers as Members. No Manager is required to hold any Units in the Company in order to serve as a Manager.

3.6 Additional Members. Additional Members may be admitted to the Company, including the terms of admission, upon the Approval of the FASB Issues Board in accordance

with the terms of Article VII hereof and upon execution and delivery by the new Member of a counterpart of this Agreement, delivery of the required Capital Contribution (as determined by the FASB Issues Board) and execution and delivery of such other documents, instruments and items as the Members may require. Issuance of Units to new Members shall be subject to compliance with Section 3.2 hereof. All such issuances shall be structured such that the amount paid for Units is not less than fair market value, payments are made in cash and such that the issuance of Units does not take into account the potential volume or value of referrals to the Center of the Member. Notwithstanding anything to the contrary, transferees of Transfers expressly permitted hereunder shall be admitted as Members of the Company upon delivery of an executed counterpart signature page to this Agreement.

## ARTICLE IV
## Members And Units

4.1 Classification of Members. There are four (4) classes of Members of the Company: Class A Members, Class B Members, Class C Members and Class D Members. All Members shall have (based on Units held) the same economic rights, based on their pro rata share of Units issued and outstanding as set forth on Exhibit A, which shall be amended and updated by the FASB Issues Board to reflect any changes in ownership.

4.2 Withdrawal of a Member.

(a) Each Member shall have the right to voluntarily dissociate or otherwise withdraw from the Company as provided in Section 605.0601 of the Act and this Agreement. In addition, each Member shall be dissociated from the Company upon the occurrence of one (1) or more of the events causing dissociation as provided in Section 605.0602 of the Act. Except as otherwise provided in this Agreement, if a Member dissociates or otherwise withdraws from the Company without Super Majority Approval, such dissociation shall be considered wrongful and the dissociated Member shall be liable for damages to the Company as provided by Section 605.0601 of the Act and Section 4.2(b) of this Agreement.

(b) In the event that a Member withdraws from the Company in violation of this Agreement, such Member shall be liable to the Company for damages for breach of this Agreement and the Company shall have no obligation whatsoever to make any special distribution or payments to such Member as a result of such withdrawal. Notwithstanding the foregoing, in the event that the Act or a final court ruling entitles the Member to receive a distribution upon withdrawal in violation of this Section 4.2, such distribution shall be equal to the Member's Capital Account. The foregoing represents the parties' reasonable best efforts to determine the damages that would stem from a Member's breach of this Section 4.2. The Company may offset any damages due to such a breach against any amounts otherwise distributable to such Member. No assessment of damages shall account for or be based on the volume or value of business generated by such Member.

4.3 Redemption of a Member.

(a) Terminating Events are categorized as either Adverse Terminating Events or Non-Adverse Terminating Events for purposes of differentiating the Company's redemption obligations to the Member to whom or which an event occurs.

(b) For purposes of this Section, an "Adverse Terminating Event" means:

(i) with respect to any Member or Individual Physician Owner:

A. the improper Transfer (or attempt to Transfer) of Units;

B. the exclusion, suspension or debarment of a Member from participation in the Medicare or Medicaid programs or by any State of Florida health care licensing authority;

C. the conviction of any felony;

D. any material breach of a provision of this Agreement;

E. any event of Bankruptcy;

F. Failure to make guaranties or any capital contribution required pursuant to Section 5.1; or

G. the resignation or withdrawal of a Member prior to the later of seven (7) years after the date of this Agreement or seven (7) years from the date on which such Member became a Member; or

H. any other event causing a Member's dissociation from the Company under Section 605.0602 of the Act.

(ii) with respect to a Class A Member, Class C Member or Individual Physician Owner, in addition to Section 4.3(b)(i) above:

A. the relocation of the primary site of such Class A Member's, Class C Member's or Individual Physician Owner's medical practice to a location more than twenty (20) miles away from the Center;

B. the revocation or suspension of such Class A Member's, Class C Member's or Individual Physician Owner's license to practice medicine in the State of Florida;

C. the failure by such Class A Member, Class C Member or Individual Physician Owner to maintain active medical staff membership (or during the first year provisional

medical staff membership) and unrestricted clinical privileges (as defined in the Center's medical staff bylaws) at the Center;

D. the failure by the Class A Member, Class C Member or Individual Physician Owner to meet the Eligible Physician requirements set forth in Section 2.4, including, without limitation, the requirement to comply with the requirements of Section 2.3; or

E. the failure by such Class A Member, Class C Member or Individual Physician Owner to maintain active medical staff membership and unrestricted clinical privileges at a minimum of one (1) hospital within thirty (30) miles of the Center.

(c) For purposes of this Section, a "Non-Adverse Terminating Event" means:

(i) With respect to any Member, the resignation or withdrawal of a Member after the later of seven (7) years after the date of this Agreement or seven (7) years after the date on which such Member became a Member, and such withdrawal or resignation does not occur in the one (1) year period following an Adverse Terminating Event relating to such Member.

(ii) With respect to a Class A Member, Class C Member or Individual Physician Owner, in addition to Section 4.3(c)(i) above;

A. death;

B. the adjudication of incompetence;

C. Disability;

D. Retirement; or

E. the determination by the Company, which determination shall require Supermajority Approval (excluding the vote or consent of the Member whose Units are subject to redemption; provided such Member shall ratify the decision by the Company to redeem his or her Units if such ratification is required by law), to redeem a Class A Member's or Class C Member's Units with or without cause.

(d) Each Terminating Event, if subject to cure within thirty (30) days, shall trigger termination only after written notice is provided and if a cure has not been made of the Terminating Event within such thirty (30) day period.

(e) If a Terminating Event (whether Adverse or Non-Adverse) shall occur with respect to any Member, the Company may elect, at the Company's sole option and upon written notice to such Member within three (3) years after the Company has received actual knowledge of the Terminating Event (meaning knowledge of a majority of the FASB Issues Board without knowledge being imputed from one Manager to another), to purchase the Member's Units and the Member must sell such Units to the Company at a price as determined as follows.

(f) With respect to an Entity Investor, if an Adverse or Non-Adverse Terminating Event occurs with respect to an Individual Physician Owner of the Entity Investor, it shall be a Terminating Event which shall require the Entity Investor to redeem the ownership interest in the Entity Investor held by the Individual Physician Owner subject to the Terminating Event. If the Entity Investor fails to so redeem the affected Individual Physician Owner, such failure shall be deemed a material breach of this Agreement and the Company may elect, at the Company's sole option, upon written notice to such Entity Investor, to purchase all of the Units held by such Entity Investor or the portion of the Units indirectly held by the affected Individual Physician Owner immediately prior to the occurrence of the subject Terminating Event. The purchase price for the redeemed Units shall be based on whether the Terminating Event applicable to the latest Individual Physician Owner of the Entity Investor was Adverse or Non-Adverse, in accordance with the formulas provided below.

(g) If any Member's Units are purchased by the Company because of the occurrence of an Adverse Terminating Event, the amount the Company shall pay for the Units owned by such Member shall be the Formula Amount determined as of the date of the Terminating Event multiplied by the Member's Unit Proportion, discounted by forty percent (40%) (the "Adverse Purchase Price").

(h) If any Member's Units are purchased by the Company because of the occurrence of a Non-Adverse Terminating Event, the amount the Company shall pay for the Units owned by such Member shall be the Formula Amount multiplied by the Member's Unit Proportion (the "Non-Adverse Purchase Price"). The "Adverse Purchase Price" and the "Non-Adverse Purchase Price" may be referred to collectively as the "Valuation Price."

(i) For purposes of this Section 4.3, the Formula Amount (as defined in Article I) is intended as a means of approximating fair market value while minimizing disputes and appraisal-related costs and expenses regarding valuation of Units for purposes of redemption.

> (i) All calculations used to determine the Formula Amount shall be performed by the Company's regularly retained accountants and such calculations shall be final and binding upon all parties to this Agreement. All Members acknowledge and agree that the Formula Amount may be an inexact approximation of fair market value, and all Members waive any and all rights to contest the use of the Formula Amount, absent manifest error, for any and all purposes in lieu of an appraisal or other method.

(ii) The FASB Issues Board, in its sole discretion, shall have the ability to adjust the Multiple used to arrive at the Formula Amount (as defined in Article I) based on its assessment of the market conditions for ambulatory surgery centers on an annual basis or whenever determined; provided, once adjusted, the Multiple may not be adjusted for the next twelve (12) months; and provided further, a Multiple adjustment taking effect after the occurrence of a Terminating Event will not affect the Formula Amount with respect to the Member for whom the Terminating Event had occurred. Rather, in that case, the Multiple shall remain the Multiple in effect on the effective date of such Member's Terminating Event.

(j) Payments for Units hereunder shall be made as follows: twenty percent (20%) on the initial payment date, which shall be within ninety (90) days after the determination of the Valuation Price (the "Purchase Date"), and twenty percent (20%) of the Valuation Price on each of the anniversaries of the Purchase Date with interest on the outstanding principal balance accruing at the Prime Rate shown in the Money Rates Section of the Wall Street Journal on the Purchase Date until the principal is paid in full. Notwithstanding any delay in the payment of amounts due, a Member's rights as a Member shall cease on the Purchase Date. Aggregate payments to be made in connection with all redemptions shall not exceed seven and one-half percent (7.5%) of the Company's collected revenues in any year. If payments are so restricted, payments shall be made in proportion to amounts owed to all Members being redeemed. In sum, notwithstanding the provisions of this Article, the Company shall not be required to make payments to former Members pursuant to this Section 4.3 which, in the aggregate, would exceed seven and one-half percent (7.5%) of the aggregate collections of the Company for any such period. If the aggregate amount of payments otherwise due to former Members pursuant to this Section would reasonably be expected to exceed this limitation in any calendar year or portion thereof, the Company, with the Approval of the FASB Issues Board, shall pay such former Members, on a pro rata basis, based on the amount still owed such Members, quarterly payments totaling seven and one-half percent (7.5%) of the Company's anticipated aggregate collections for such period, and the balance of that period's payment obligations to such former Members shall be deferred to the following calendar year or years, until such amounts can be paid without violating such limitation with respect to any such year or years. Within thirty (30) days following the end of each calendar year, the Company shall make a pro rata adjusted payment to the former Members if and to the extent that actual aggregate collections during the prior year (or relevant portion thereof) have exceeded the anticipated amount.

(k) Notwithstanding any provision contained in this Agreement to the contrary, no payment shall be made by the Company under Section 4.3(j) hereinabove if such payment would be improper under Section 605.0405 of the Act by rendering the Company insolvent as defined in such Section of the Act.

## ARTICLE V
## Additional Capital

5.1 Funding Capital Requirements.

(a) In the event that the Company requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, the Company may borrow funds from such lender(s), including Members and Managers, on such terms and conditions as are Approved by the FASB Issues Board, all on such terms as reflect fair market value. It is specifically provided that (except as set forth in Section 3.2 and 5.1(c)) no such terms or conditions shall impose any personal liability on any Member without the prior written consent of such Member.

(b) No Member or Manager shall be obligated to make any Capital Contributions or loans to the Company (except as provided in Section 3.2), or otherwise supply or make available any funds to the Company, even if the failure to do so would result in a default of any of the Company's obligations or the loss or termination of all or any part of the Company's assets or business.

(c) The Company may require that additional Capital Contributions be made by the Members upon Approval of the Business Issues Board. If a Member fails to deliver to the Company such an additional requested Capital Contribution within 10 business days of a request by the Business Issues Board to do so, the Company, after giving 30 days notice of such failure, may elect (i) to subordinate such Member's Unit Proportion to that of all non-defaulting Members for the amount of the additional Capital Contribution, plus interest of 12% per annum, compounded annually, or, if lower, the highest rate allowed by law (the "Applicable Interest Rate"); (ii) to borrow on behalf of such Member that amount necessary to meet such Member's commitment and the charging of interest thereon of up to the Applicable Interest Rate, with repayments of such indebtedness made from the first distributions related to such Member's membership interest; (iii) allow the remaining Members to make contributions in excess of their proportionate shares, on a pro rata basis, to the extent such Members desire to make such contributions, with a corresponding adjustment to such contributing Members' Unit Proportion in the Company to reflect their relative Capital Contributions; or (iv) dilute such Member's Unit Proportion by issuing to those Members that have made the required additional Capital Contribution a number of Units equal to the Dilution Issuance Amount. The "*Diluted Issuance Amount*" for each contributing Member shall mean a number of Units equal to: (1) the total amount of the additional Capital Contribution made by the particular Member with respect to the specific additional Capital Contribution required, ***divided by*** (2) the Deemed Unit Value. The "*Deemed Unit Value*" shall mean an amount equal to: (I) the Formula Amount as of the time of the additional Capital Contribution ***divided by*** (II) the total number of Units outstanding in the Company prior to the additional Capital Contribution, then discounted by forty percent (40%). Any Member who fails to make the required additional Capital Contribution shall not be issued any additional Units under this subsection 5.1(c)(iv).

5.2 Third Party Liabilities. The provisions of this Article and of Section 3.2 hereof are not intended to be for the benefit of any creditor or other Person (other than a Member in his or her capacity as a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. Moreover, notwithstanding anything contained in this Agreement, including specifically but without limitation this Article, no such creditor or other Person shall obtain any rights under this

Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member.

**ARTICLE VI**
**Distributions; Profits and Losses**

6.1 Distribution of Company Funds - In General.

(a) Except as necessary to comply with the Sections of this Article VI, all Net Operating Cash Flow of the Company over and above Reasonable Reserves shall be distributed at least quarterly to the Members on a pro rata basis based each Member's Unit Proportion, calculated using the Units held by the Members as set forth on Exhibit A, as updated from time to time by the FASB Issues Board, as applicable, to reflect changes in ownership.

(b) To the extent permitted by the Act, and except as necessary to comply with certain of the following Sections of this Article VI, all other cash flow of the Company shall be distributed among the Members of the Company as determined by Approval of the Business Issues Board on a pro rata basis based on each Member's Unit Proportion, calculated using the Units held by the Members as set forth on Exhibit A, as updated from time to time by the FASB Issues Board, as applicable, to reflect changes in ownership.

6.2 Distribution Upon Dissolution. Proceeds from a Terminating Capital Transaction and/or other amounts or assets available upon dissolution, and after payment of, or adequate provision for, the debts and obligations of the Company, shall be distributed and applied in the following priority:

(a) First, to fund reserves for liabilities not then due and owing and for contingent liabilities to the extent deemed reasonable by Approval of the FASB Issues Board, provided that, upon the expiration of such period of time as the FASB Issues Board, acting by Approval, shall deem advisable, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner hereinafter set forth in this Section; and

(b) Second, to the Members, an amount sufficient to reduce the Members' Capital Accounts to zero, in proportion to the positive balances in such Capital Accounts after reflecting in such Capital Accounts all adjustments thereto necessitated by (i) all other Company transactions (distributions and allocations of Profits and Losses and items of income, gain, deduction and loss) and (ii) such Terminating Capital Transaction.

6.3 Distribution of Assets in Kind. No Member shall have the right to require any distribution of any assets of the Company in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their respective fair market values as determined by the Approval of the FASB Issues Board. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Approval of the FASB Issues Board, receive separate assets of the Company and not an interest as tenant-in-common, with other Members so entitled, in each asset being distributed.

6.4 Allocation of Profits and Losses. After giving effect to the allocations set forth in Sections 6.5 and 6.6 which affect the Members' distributive shares, Profits and Losses shall be allocated among the Members on a pro rata basis, based on the proportion of Units then held by each such Member to the total number of Units then issued and outstanding.

6.5 Required Regulatory Allocations.

(a) Limitation on and Reallocation of Losses. At no time shall any allocations of Losses, or any item of loss or deduction, be made to a Member if and to the extent such allocation would cause such Member to have, or would increase the deficit in, any Adjusted Capital Account Deficit of such Member at the end of any fiscal year. To the extent any Losses or items are not allocated to one or more Members pursuant to the preceding sentence, such Losses shall be allocated to the Members to which such losses or items may be allocated without violation of this Section 6.5(a).

(b) Minimum Gain Chargeback. If there is a net decrease in the Minimum Gain of the Company during any fiscal year, then items of income or gain of the Company for such fiscal year (and, if necessary, subsequent fiscal years) shall be allocated to each Member in an amount equal to such Member's share of the net decrease in the Minimum Gain, determined in accordance with Regulations Section 1.704-2(d)(1). A Member's share of the net decrease in the Minimum Gain of the Company shall be determined in accordance with Regulations Section 1.704-2(g). The items of income and gain to be so allocated shall be determined in accordance with Regulations Section 1.704-2(j)(2)(i).

(c) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period (not including any Member Nonrecourse Deductions allocated pursuant to Section 6.5(d)) shall be allocated among the Members on a pro rata basis, based on the proportion of Units then held by each such Member to the total number of Units then issued and outstanding. Solely for purposes of determining each Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Company Profits shall be allocated among the Members on a pro rata basis, based on the proportion of Units then held by each such Member to the total number of Units then issued and outstanding. The items of losses, deductions and Code Section 705(a)(2)(B) expenditures to be so allocated shall be determined in accordance with Regulations Section 1.704-2(j)(1)(ii).

(d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the nonrecourse liability, as determined and defined under Regulations Section 1.704-2(b)(4), to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1). The items of losses, deductions and Code Section 705(a)(2)(b) expenditures to be so allocated shall be determined in accordance with Regulations Section 1.704-2(j)(1)(ii).

(e) Member Minimum Gain Chargeback. Notwithstanding any contrary provisions of this Article VI, other than Section 6.5(b) above, if there is a net decrease in

Member Minimum Gain attributable to Member Nonrecourse Debt during any fiscal year, then each Member who has a share of such Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i), shall be allocated items of income and gain of the Company, determined in accordance with Regulations Section 1.704-2(j)(2)(ii), for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to each such Member's share of the net decrease in such Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(3) and 2(i)(5).

(f) Qualified Income Offset. If any Member unexpectedly receives an item described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to each such Member in an amount and manner sufficient to eliminate, as quickly as possible and to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit of such Member, provided that an allocation pursuant to this Section 6.5(f) shall only be made if and to the extent that such Member would have an Adjusted Capital Account Deficit after accounting for all other allocations provided for in this Article VI other than that described in this Section 6.5(f).

(g) Basis Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to either of Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said Section of the Regulations.

(h) Gross Income Allocation. If at the end of any Company fiscal year any Member has a Capital Account deficit which is in excess of the sum of the items to be credited to a Member's Capital Account under clause (a) of the definition of Adjusted Capital Account Deficit, then each such Member shall be allocated items of income and gain in the amount of such excess as quickly as possible provided that an allocation pursuant to this Section 6.5(h) shall only be made if and to the extent that such Member would have a Capital Account deficit in excess of such sum after accounting for all other allocations provided for in this Article VI other than that described in this Section 6.5(h). As among Members having such excess, if there are not sufficient items of income and gain to eliminate all such excess, such allocations shall be made in proportion to the amount of each Member's respective excess.

(i) Curative Allocations. The allocations set forth in Section 6.5 are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently therewith. Such allocations may not be consistent with the manner in which the Members intend to divide Company distributions and to make Profit and Loss allocations. Accordingly, by the Approval of the FASB Issues Board, after effecting the allocations required pursuant to Section 6.5, other allocations of Profits, Losses and items thereof shall be divided among the Members so as to prevent the allocations in Section 6.5 from distorting the manner in which Company distributions will be divided among the Members pursuant to Sections 6.1 and 6.2 hereof. In general,

the Members anticipate that this will be accomplished by specifically allocating other Profits, Losses and items of income, gain, loss and deduction among the Members so that the net amount of allocations under Section 6.5 and allocations under this Section 6.6 to each such Member is zero. However, the FASB Issues Board shall have discretion to accomplish this result in any reasonable manner.

6.6 Tax Allocations and Book Allocations.

(a) Except as otherwise provided in this Section 6.7, for federal income tax purposes, each item of income, gain, loss and deduction shall, to the extent appropriate, be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction has been allocated pursuant to the other provisions of this Article VI.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, depreciation, amortization, gain and loss, as determined for tax purposes, with respect to any property whose Book Value differs from its adjusted basis for federal income tax purposes shall, for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value, such allocation to be made by the Approval of the Managers in any manner which is permissible under said Code Section 704(c) and the Regulations thereunder and the Regulations under Code Section 704(b).

(c) In the event the Book Value of any property of the Company is subsequently adjusted, subsequent allocations of income, gain, loss and deduction with respect to any such property shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its respective Book Value in the manner provided under Section 704(c) of the Code and the Regulations thereunder.

(d) Allocations pursuant to this Section 6.7 are solely for federal, state, and local income tax purposes, and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

6.7 General Allocation and Distribution Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Approval of the FASB Issues Board using any permissible method under Code Section 706 and the Regulations thereunder. Except as otherwise provided in this Agreement, all items of income, gain, loss, and deduction shall be allocated among the Members in the same proportions as the allocations of Profits or Losses for the fiscal year in which such items are to be allocated.

(b) Upon the admission of a new Member or the Transfer of an interest, the new and old Members or the transferor and transferee shall be allocated shares of Profits and Losses and other allocations and shall receive distributions, if any, based on the portion of the fiscal year that the new or transferred Company interest was held by the

new and old Members, or the transferor and transferee, respectively. For the purpose of allocating Profits and Losses and other allocations and distributions, (i) such admission or Transfer shall be deemed to have occurred on the first day of the month in which it occurs, or if such date shall not be permitted for allocation purposes under the Code or the Regulations, on the nearest date otherwise permitted under the Code or the Regulations, and (ii) if required by the Code or the Regulations, the Company shall close its books on an interim basis on the last day of the previous calendar month.

6.8 Tax Withholding. If the Company incurs a withholding tax obligation with respect to the share of income allocated to any Member, (a) any amount which is (i) actually withheld from a distribution that would otherwise have been made to such Member and (ii) paid over in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member, and (b) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an interest-free advance to such Member. Amounts treated as advanced to any Member pursuant to this Section shall be repaid by such Member to the Company within thirty (30) days after the FASB Issues Board, acting by Approval of the FASB Issues Board, give notice to such Member making demand therefore. Any amounts so advanced and not timely repaid by such Member shall bear interest, commencing on the expiration of said 30-day period, compounded monthly on unpaid balances, at an annual rate equal to the lowest Applicable Federal Rate as of such expiration date. The Company shall collect any unpaid amounts so advanced from any Company distributions that would otherwise be made to such Member.

6.9 Tax Matters Partner. The FASB Issues Board will designate a "Tax Matters Partner" (as defined in Code Section 6231) of the Company. The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including, without limitation, administrative and judicial proceedings (collectively, "Audits"), and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The Company shall indemnify and hold harmless the Tax Matters Partner and its directors, officers, employees and agents from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Company as Tax Matters Partner absent the gross negligence of the Tax Matter Partner. The Members specifically acknowledge that the Tax Matters Partner shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by the Tax Matters Partner with respect to an Audit absent the gross negligence of the Tax Matter Partner. The Tax Matters Partner shall take such action as may be necessary to cause each Member to be entitled to notice as set forth in code Section 6223. The Tax Matters Partner shall not take any action contemplated by code Section 6224 through 6230 without the prior authorization of the Members.

## ARTICLE VII
## Management

7.1 Management of the Company. The overall management and control of the business and affairs of the Company shall be vested in the FI Board of Managers, acting by Approval of the FASB Issues Board, except with respect to matters reserved for the BI Board of Managers, acting by Approval of the BI Issues Board or the MI Board of Managers, acting by Approval of the Medical Issues Board. The Members shall have no voting rights except as specifically provided in this Agreement. Each Manager shall devote such time to the affairs of the Company as is reasonably necessary for performance by such Manager of his or her duties, provided such Manager shall not be required to devote full time to such affairs. Moreover, each Manager owes the fiduciary duties of loyalty and care to the Company and its Members and in performing such duties, each Manager shall act in good faith with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in the best interest of the Company.

7.2 Boards. The business and affairs of the Company shall be managed by the Business Issues Board, the Medical Issues Board and the FASB Issues Board, as set forth herein.

(a) Business Issues Board. Effective for all purposes on the date of this Agreement, and from time to time, the members of the Business Issues Board shall be appointed by the Class B Member, the Class C Member and the Class D Member. Each such Member shall appoint one (1) member to the Business Issues Board. Each such Manager shall have the number of votes equal to the number of Units held by the Member who appointed such Manager to the Business Issues Board. Unless terminated sooner, each Manager shall serve for a one (1) year term or until a new appointment is made.

(b) Medical Issues Board. Effective for all purposes on the date of this Agreement, and from time to time, the members of the Medical Issues Board shall be appointed by the Class A Members, the Class B Member, the Class C Member and the Class D Member. Each such Member shall appoint one (1) member to the Medical Issues Board. Each such Manager shall have the number of votes equal to the number of Units held by the Member who appointed such Manager to the Medical Issues Board. Unless terminated sooner, each Manager shall serve for a one (1) year term or until a new appointment is made.

(c) FASB Issues Board. Effective for all purposes on the date of this Agreement, and from time to time, the members of the FASB Issues Board shall be appointed by the Class B Member, the Class C Member and the Class D Member. Each such Member shall appoint one (1) member to the FASB Issues Board. For purposes of the FASB Issues Board, the Manager appointed by the Class B Member shall have twenty-five (25) votes, the Manager appointed by the Class C Member shall have twenty-four (24) votes, and the Manager appointed by the Class D Member shall have fifty-one (51) votes. Unless terminated sooner, each Manager shall serve for a one (1) year term or until a new appointment is made.

(d) There shall be at least one (1) meeting of each Board per quarter and at least one (1) meeting of the Members per annum. The Managers of a particular Board or Members, as applicable, may provide, by resolution, the time and place for the holding of this or additional meetings. Written notice shall be provided to all Managers and Members, as applicable, of such resolution.

(e) Special meetings of any Board also may be called at the request of any two (2) Managers of such Board upon ten (10) days advance written notice to all other Managers of that Board. The time, place and purpose or purposes for such special meetings shall be stated in the notice of such meeting.

(f) Special meetings of the Members also may be called at the request of any Member upon ten (10) days advance written notice to other Members. The time, place and purpose or purposes for such special meetings shall be stated in the notice of such meeting.

(g) A majority of the Managers shall constitute a quorum at any meeting of the Board of Managers.

(h) Regarding Board meetings, Managers may provide a proxy to attend a Board meeting who shall have powers to vote as a Manager. Members and Managers may also attend their respective Member and Board meetings by phone or video conference.

(i) No Manager may resign from, retire from, abandon or otherwise terminate his status as a Manager except after thirty (30) days' notice to the applicable Board, unless such Board otherwise consents in writing.

7.3 Manner of Exercise of Board's Authority. All responsibilities granted to a Board under this Agreement shall be exercised by the applicable Board as a body, and no Manager, acting alone and without prior Approval of the applicable Board, shall have the authority to act on behalf of such Board. Each Board shall act by majority vote of the Managers, with each Manager having the votes set forth in Section 7.2 above.

(a) The Business Issues Board shall govern matters not specifically delegated to the Medical Issues Board or the FASB Issues Board. Notwithstanding anything to the contrary, all matters that implicate the rules promulgated by the Financial Accounting Standards Board (FASB) on consolidating financials as applicable to the Class D Member shall be governed by the FASB Issues Board. Without limiting the foregoing, none of the following actions shall be taken by the Company except upon Approval of the Business Issues Board:

(i) Employ, engage, retain or deal with any Persons to act as employees, agents, brokers, lawyers or in such other capacity as may be necessary or desirable;

(ii) Acquire and enter into any contract of insurance necessary or proper for the protection of the Company and/or any Member and/or any

Manager, including without limitation to provide the indemnity described in Section 7.8 or any portion thereof;

(iii) Pay any compensation to any Member or Affiliate or enter into any transaction with a Member or Affiliate, except to the extent that all Members are paid compensation on a pro rata basis, based on the proportion of Units then held by each such Member to the total number of Units then issued and outstanding. Except as expressly provided in the preceding sentence, the Company shall not pay any compensation or provide any economic benefit of any kind whatsoever, directly or indirectly, to any Member, Manager, or officer of the Company, or to any Affiliate of any Member, Manager, or officer of the Company, including, but not limited to, the payment of any social or professional association or club dues or fees, and the provision of goods or services having economic value;

(iv) Enter into, renew, amend or terminate any arrangement or agreement with any administrator, management company, consulting company or other senior employee or executive of the Company;

(v) Approve any decision to not exercise the purchase rights set forth in Section 4.3 with respect to Class A Units; and

(vi) Perform any other act which the Managers of the FASB Issues Board may deem necessary or desirable for the Company as well as the Company's business (except with respect to matters governed and controlled by the other Boards).

(b) None of the following actions shall be taken by the Company except upon Approval of the Medical Issues Board:

(i) Appoint and remove the individual to act as Medical Director of the Company, which shall appoint Richard A. Hynes, M.D., as the Company's initial Medical Director, and delegate to such individual such authority to act on behalf of the Company and such duties and functions as would normally be delegated to the medical director;

(ii) With regard to staff privileges of the Center, approve the credentialing requirements of the Center, close the staff privileges of the Center, approve all medical staff bylaws, manuals, policies and procedures and approve all medical staff terminations and privileges;

(iii) Determine the credentialing standards for clinical privileges at the Center; and

(iv) Perform any other act which the Managers of the Medical Issues Board may deem necessary or desirable for the Company with respect to medical or clinical issues affecting the Company.

(c) None of the following actions shall be taken by the Company only upon Approval of the FASB Issues Board:

(i) Establish a record date for any distribution to be made under Article VI;

(ii) Adjust, compromise, settle or refer to arbitration any claim in favor of or against the Company or any of its assets;

(iii) Approve amendments to this Agreement or the Articles of Organization of the Company (other than with respect to the redemption rights under Section 7.11 and the Company's right of first refusal under Section 10.1(b));

(iv) Authorize, create, designate, determine or issue any new class of Units or securities convertible into Class A Units or issue options or warrants to purchase Class A Units;

(v) Effect any Bankruptcy event with regard to the Company;

(vi) Enter into, renew, amend or terminate any arrangement or agreement with any Company officer or executive of the Company;

(vii) Approve any decision to not enforce the Company's rights set forth in Article X (other than the Company's right of first refusal under Section 10.1(b));

(viii) Waive any Member obligations, approve the Transfer of Class A Units, or change the Multiple used to determine the Formula Amount; and

(ix) Borrow money and otherwise obtain credit and other financial accommodations in the ordinary course of the business of the Company;

(x) Perform or cause to be performed all of the Company's obligations under any agreement to which the Company is a Party, including without limitation, any obligations of the Company or otherwise in respect of any indebtedness secured in whole or in part by, or by lien on, or security interest in, any asset(s) of the Company;

(xi) Except as contemplated by Article IV hereof, authorize, or set aside any sums for, the purchase, repurchase, redemption or other acquisition by the Company of any Class A Member's Units or make loans or distributions to Members;

(xii) Appoint individuals to act as officers of the Company and delegate to such individuals such authority to act on behalf of the Company and such duties and functions as would normally be delegated to officers of a corporation holding similar offices;

(xiii) Make elections in connection with the preparation of any federal, state and local tax returns of the Company and to institute, prosecute, and defend any legal action or any arbitration proceeding;

(xiv) Authorize the merger, consolidation or similar combination with any other entity, or authorize the sale of all or substantially all the assets of the Company or the dissolution or liquidation of the Company;

(xv) Except as contemplated by Article IV hereof, authorize, or set aside any sums for, the purchase, repurchase, redemption or other acquisition by the Company of any Class B, Class C or Class D Member's Units;

(xvi) Approve any decision to not exercise the purchase rights set forth in Section 4.3 with respect to Class B Units, Class C Units or Class D Units;

(xvii) Amend this Agreement or the Articles of Organization of the Company;

(xviii) Dissolve the Company;

(xix) Approve the exercise of the Company's right of first refusal under Section 10.1(b);

(xx) Perform any other act which the Managers of the FASB Issues Board may deem necessary or desirable for the Company as well as the Company's business (except with respect to matters governed and controlled by the other Boards); and

(xxi) Employ, engage, retain or deal with any Persons to act as independent public accountants for the Company as may be necessary or desirable.

7.4 Intentionally Omitted.

7.5 Binding the Company. Subject to the provisions of Section 7.3 hereof, any action taken by a Manager, with Approval of the applicable Board, shall bind the Company and any other Managers and shall be deemed to be the action of the Company.

7.6 Compensation of Managers and Members. No direct or indirect payment shall be made by the Company to any Manager, Member, or officer of the Company or to any Affiliate of any Manager, Member, or officer of the Company, for such Manager's, Member's, or officer's services as a Manager, Member, or officer. Each Manager and officer shall be entitled to reimbursement from the Company for all reasonable expenses incurred by such Manager or officer in managing and conducting the business and affairs of the Company. The Members acknowledge that the Company is party to that certain Amended and Restated Management Services Agreement, dated September 1, 2013, with BCS-Management, LLC, an Affiliate of the Class B Member, pursuant to which BCS-Management, LLC is compensated for certain management and administrative services rendered to the Company.

7.7 Contracts with Affiliated Persons. Subject to Section 7.3 hereof, the Company may enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the Company of goods, services or space with any Member, Manager or Affiliated Person, and may pay compensation thereunder for such goods, services or space, provided in each case the agreement, lease, contract or other arrangement is "fair to the limited liability company" (within the meaning of Section 605.04092 of the Act).

7.8 Indemnification.

(a) Notwithstanding any provision of this Agreement, common law or the Act, no member of any Board, principal officer, Medical Director of the Company or the Tax Matters Member (the "Covered Persons") shall be liable to the Members or to the Company for any loss suffered which arises out of an act or omission of such person, if, in good faith, it was determined by such persons that such act or omission was in the best interests of the Company and such act or omission did not constitute gross negligence or fraud. The Covered Persons shall be indemnified by the Company against any and all claims, demands and losses whatsoever if: (i) the indemnitee conducted himself in good faith; (ii) the indemnitee was not grossly negligent and the loss was not caused by the indemnitee's willful misconduct; (iii) reasonably believed (x) in the case of conduct in his official capacity with the Company, that his conduct was in its best interests and (y) in all other cases, that his conduct was at least not opposed to its best interests; and (iv) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The payment of any amounts for indemnification shall be made before any distribution are made by the Company. No Member shall have any obligation to provide funds for any indemnification obligation hereunder, except as approved by the Board of Managers.

(b) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Organization, provision of this Agreement, vote of Members or otherwise.

(c) The Company may maintain insurance, at its expense, to protect itself and any Member, any Board, Board committees, officer, Medical Director, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Florida law.

(d) Any amendment, repeal or modification of any provision of this Section 7.8 shall not adversely affect any right or protection of a Member, any Board, Board committee, officer, Medical Director, employee or agent of the Company existing at the time of such amendment, repeal or modification.

(e) Notwithstanding any provision contained in this Section 7.8 to the contrary, the Company may not provide indemnification on behalf of any Covered Person

for the kinds of wrongful conduct and under the circumstances described in Section 605.0105(3)(q) of the Act.

7.9 Other Activities. Subject to any other restrictions set forth in this Agreement, the Members, Managers and any Affiliates of any of them may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others as long as they do not violate Article X hereof. Neither the Company, nor any other Member, or Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom which are in violation of Article X hereof. The provisions of this Section 7.9 are intended to eliminate that aspect of a Member's duty of loyalty to the Company contained in Section 605.04091(2)(a)(3) of the Act (appropriation of a Company opportunity), and to modify that aspect of a Member's duty of loyalty contained in Section 605.04091(2)(c) of the Act (competing with the Company in the conduct of the Company's activities and affairs before the dissolution of the Company).

7.10 Financial Statements. The FASB Issues Board shall authorize and cause to be prepared audited financial statements on an annual basis within ninety (90) days after the end of each fiscal year of the Company, in accordance with generally accepted accounting principles ("GAAP").

7.11 Special Redemption Right. In the event the Manager appointed by Holdings to the FASB Issues Board votes in favor of a material action submitted to the FASB Issues Board, and all of the other Managers on the FASB Issues Board vote against such action, then the Company (upon Approval of the Business Issues Board exclusive of the Manager appointed by Holdings) shall have the right to redeem Holdings' Units at the then fair market value of the Units. In the event the FASB Issues Board approves a material action that one Manager on the FASB Issues Board opposes, then the Company (upon Approval of the Business Issues Board exclusive of the Manager appointed by the Member who also appointed the opposing Manager) shall have the right to redeem the Units held by the Member that appointed the opposing Manager at the then fair market value of the Units. Fair market value for purposes of this Section 7.11 shall be determined by an appraisal conducted by an independent third party valuation consultant with demonstrable experience providing valuation support to ambulatory surgery centers and knowledge of current market conditions (a "Qualified Appraiser") selected by the Company. If the Member being redeemed disputes the determination of the Qualified Appraiser selected by the Company, such Member may, at its sole cost, engage its own Qualified Appraiser and the fair market value of the subject Units shall be the average of the two valuations. Notwithstanding the foregoing, to the extent Units are redeemed pursuant to this Section 7.11 prior to the first anniversary of the date of this Agreement, the fair market value of the Company shall be deemed no less than One Million Four Hundred Thousand Dollars ($1,400,000).

## ARTICLE VIII
## Officers

8.1 Number; Election; Resignation. The Company shall have a President, a Medical Director, a Treasurer, a Secretary, and such other officers as the applicable Board may in its discretion create. All officers (other than the Medical Director) shall be elected annually by the

FASB Issues Board, acting by Approval, at any duly convened meeting of the FASB Issues Board. The Medical Director shall be elected annually by the Medical Issues Board, acting by Approval, at any duly convened meeting of the Medical Issues Board. In selecting officers and Medical Director, the applicable Board shall consider the skill, qualifications, dedication, and loyalty of officer candidates, and with respect to such officers, the applicable Board shall select only those individuals who, in such Board's sole opinion, shall best promote and advance the interests of the Company. Each officer shall hold office for automatically renewing one (1) year terms until his or her successor is chosen and qualified, unless terminated earlier and except as otherwise provided at the meetings respectively at which he or she is elected or appointed. Any officer may resign by delivering his written resignation to the Company at its office, or to the Board, which appointed him, and such resignation shall be effective upon receipt, unless it is specified to be effective at some other time or upon the happening of some other event.

8.2 Same Person Holding Two or More Offices. To the extent permitted by the Act, any two or more of the offices referred to in this Section may be filled by the same person.

8.3 Officers Need Not Be Members or Managers. Except as otherwise provided by the Act, any person shall be eligible for election to be an officer of the Company without the necessity of being a Member or Manager.

8.4 Removal of Officers. Any officer may be removed by the FASB Issues Board, acting by Approval, with or without cause.

8.5 Vacancies. In case a vacancy in any office shall occur due to any cause, the FASB Issues Board, acting by Approval, may elect a person to fill such vacancy who shall hold office until the date on which the office would ordinarily be filled, and until a successor is chosen and qualified.

8.6 President. The President shall be the chief executive officer of the Company and shall, subject to the provisions set forth hereinafter, have the authority to oversee such administrative activities and to take such administrative actions as shall be customary for a chief executive officer. The President shall perform such additional duties as may be delegated to the President by the FASB Issues Board or as may be imposed by law. It shall be the duty of the President, and the President shall have the power to see to it, that all orders and resolutions of the Board are carried into effect. The President shall, from time to time, report to the applicable Board all matters within his or her knowledge which the interests of the Company may require to be brought to its notice.

8.7 Treasurer. The Treasurer shall, subject to the supervision and control of the FASB Issues Board, have custody of the funds and of all the valuable papers of the Company. The Treasurer shall keep the accounts of the Company in a clear manner, and shall, at all times, when requested by the FASB Issues Board, exhibit a true statement of the affairs of the Company. The Treasurer shall, if required by the FASB Issues Board, give a bond for the faithful discharge of his or her duties, at the expense of the Company, with satisfactory sureties in such penal sum as the FASB Issues Board may determine, if so required by the FASB Issues Board. Except as the FASB Issues Board may otherwise order, the Treasurer shall sign and/or endorse all promissory notes, bills, checks, drafts, trade acceptances, and bankers' acceptances,

and may execute all deeds, mortgages, reports, contracts, agreements, and other legal documents of the Company, but the FASB Issues Board may authorize any other officer or officers, or agent or agents, to sign any obligations, instruments, or papers on behalf of the Company, and/or may limit the authority of the Treasurer in any of said matters. The Treasurer shall perform such other duties as may be delegated to him or her by the FASB Issues Board or as may be imposed by law.

When the Treasurer shall be absent or for any other reason unable to perform his or her duties, the Treasurer may appoint any other officer of the Company to act as Temporary Treasurer, and said Temporary Treasurer shall have all the duties herein delegated to the Treasurer during the term of his or her appointment.

8.8 Secretary. The Secretary shall keep the records of the Company, of its Members, and of the Boards, and shall perform such duties and have such powers additional to the foregoing as the FASB Issues Board shall designate.

## ARTICLE IX
## Fiscal Matters

9.1 Books and Records. Subject to the oversight of the FASB Issues Board, the Center's Administrator shall perform day to day bookkeeping for the Center and shall keep complete and accurate records of the same. The Company shall keep audited, financial statements that are prepared on an annual basis. The Company shall engage the services of a certified public accounting firm ("Accounting Firm") with the approval of Holdings to audit the Company's books and records using the same methods of accounting which are used in preparing the federal income tax returns of the Company to the extent applicable and otherwise in accordance with GAAP consistently applied. The Company's books and records shall be maintained and updated monthly, and shall be available, in addition to any documents and information required to be furnished to the Members under the Act, at an office of the Company or the Accounting Firm (as applicable) for examination and copying by any Member, or his or her duly authorized representative, upon reasonable request therefor and at the expense of such Member. Alternately, copies of such books, records, documents and information shall be sent by the Company to any Member, or his or her duly authorized representative, upon reasonable request therefore and at the expense of such Member. Notwithstanding any provision contained in this Section 9.1 to the contrary, the Company may impose reasonable restrictions and conditions on access to and use of information to be furnished under this Section 9.1, including, designating information confidential and imposing nondisclosure and safeguarding obligations on the recipient. The Company shall keep at its registered office all items required pursuant to the Act. Within ninety (90) days after the end of each fiscal year of the Company, each Member shall be furnished with financial statements which shall contain a balance sheet as of the end of the fiscal year and statements of income and cash flows for such fiscal year. Any Member may, at any time, at his or her own expense, cause an audit or review of the Company books to be made by a certified public accountant of his or her own selection.

9.2 Bank Accounts. Bank accounts and/or other accounts of the Company shall be maintained in such banking and/or other financial institution(s) as shall be selected by Approval of the FASB Issues Board, and withdrawals shall be made and other activity conducted on such

signature or signatures as determined by Approval of the FASB Issues Board. Any and all records with respect to such bank accounts and/or other accounts, including, but not limited to, copies of any checks written on such account or records or other withdrawal activity, shall be available at an office of the Company or the Accounting Firm for examination and copying by any Member, or his or her duly authorized representative, upon reasonable request therefor and at the expense of such Member. Alternately, copies of such records shall be sent by the Company to any Member, or his or her duly authorized representative, upon reasonable request therefor and at the expense of such Member.

9.3 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

## ARTICLE X
## Transfer of Interests and Admission of Transferees

10.1 Restriction on Transfers.

(a) Except as indicated below, no Class A Member may Transfer all or any portion of his, her or its Units without the Approval of the FASB Issues Board; provided, however, any Transfer of Class A Units must be to a Person who meets the Safe Harbor Requirements and the Eligible Physician requirements set forth in Sections 2.3 and 2.4 hereof, and provided further, that any decision of whether to approve such Transfer shall not take into account the volume or value of referrals of a transferee. Any Transfer in violation hereof shall be treated as an Adverse Terminating Event.

(b) Class B Members, Class C Members and Class D Members may Transfer all or any portion of their Units without the Approval of the FASB Issues Board so long as they comply with the following. If a Class B Member, Class C Member or Class D Member (each a "Transferor" for purposes of this Section) desires to Transfer all or any portion of its Units, then Transferor shall first provide written notice to the Company of its intention to Transfer, which notice shall identify the proposed transferee (the "Transfer Notice"). The Company shall then have thirty (30) days from the date of receipt of the Transfer Notice (the "Option Period") to exercise its option to purchase (the "Purchase Option") all, but not less than all, of the offered Units at fair market value (as determined pursuant to Section 7.11). The Company, upon Approval of the FASB Issues Board (the Manager appointed by the Transferor shall not be entitled to vote on this matter), shall exercise the Purchase Option by giving written notice thereof (the "Purchase Notice") to the Transferor. Should the Company fail to give the Purchase Notice within the Option Period, then the Company shall be deemed to have waived the Purchase Option and the Transferor may proceed with the proposed Transfer pursuant to the Transfer Notice; which Transfer must be consummated no later than one hundred twenty (120) days after expiration of the Option Period. If the Company exercises the Purchase Option as provided hereinabove, closing shall occur within sixty (60) days after the Company's receipt of the Transfer Notice.

(c) Notwithstanding the foregoing, a Class B Member which owns the interests hereof may transfer its Units to an Affiliate so long as the transferor and the transferee agree to remain bound by all of the terms hereof.

(d) Moreover, the other Members in the Company shall be permitted to Transfer their Units in conjunction with a consolidation, merger or sale of the assets of the Company or public offering transaction of the Company upon Approval of the FASB Issues Board pursuant to Section 7.3.

(e) Notwithstanding the foregoing, any Member may pledge his, her or its Units to a bank or financial institution.

(f) The Units of a Member and any interest of such Member's spouse in such Units, shall remain subject to this Agreement regardless of the termination, for any reason, of the marital relationship of any Member and the Member's spouse. During the marriage of the Member and such Member's spouse, such Member's obligations to sell or offer to sell Units pursuant to this Agreement shall include any interest of such Member's spouse in the Units. Any Units transferred in contravention of this Section shall be void of all voting, inspection and other rights with respect to the pledgee/transferee and any such transfer shall be null and void ab initio and shall be subject to purchase by the Company as an Adverse Terminating Event. Each spouse of a Class A Member or Class C Member shall sign a Consent of Spouse form, substantially in the form of Exhibit B, agreeing to be bound by the terms hereof including, without limitation, the term providing that ownership by a spouse is not permitted. Any transferee must sign a counterpart to this Agreement agreeing to be bound by all terms hereof prior to such Transfer being deemed effective.

10.2 Irreparable Harm. Each Member specifically acknowledges that a breach of Section 10.1 would cause the Company and the Members to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by a Member of the provisions of Section 10.1, the Company or other Members shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond or prove damages. Nothing herein shall be construed to prevent the Company or other Members from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages, reasonable attorneys' fees and expenses.

10.3 Assignee of a Member's Units. If, notwithstanding the prohibitions in Section 10.1, a Member Transfers all or any portion of his, her or its Units and a Person acquires such Units, (but is not admitted as a substituted Member pursuant to the terms of this Agreement) such Person shall:

(a) be treated as an assignee of a Member's Units, as provided in the Act, and not as a Member of the Company;

(b) have no right to vote or participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act;

(c) receive the share of tax allocations and distributions from the Company with respect to the transferred Units on the same basis as the transferring Member previously had; and

(d) be required to transfer the Units to the Company in accordance with the redemption provisions hereof relating to Adverse Terminating Events.

10.4 Obligations of Permitted Transferees. In the case of any approved Transfer or disposition of Units, the transferee shall execute and deliver an appropriate instrument agreeing to be bound by this Agreement as a Member and such additional agreements or instruments as the Business Issues Board may require. Any permitted transferee of Units shall receive and hold such Units subject to this Agreement and all of the restrictions, obligations and rights created hereunder, and the Members and each transferee shall be bound by their obligations under this Agreement with respect to each subsequent transferee.

10.5 Preemptive Rights. No Member shall have any preemptive, preferential or other right with respect to the issuance or sale of any Member interests or any warrants, subscriptions, options or other rights with respect thereto except as otherwise provided in Article III.

10.6 Noncompetition.

(a) During the term of a Class A Member's membership in the Company, and for a period of three (3) years thereafter, other than through the Company, no Class A Member nor any of its Affiliates, except as provided below, shall, without the prior written Approval of the Business Issues Board, directly or indirectly own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that operates a facility (including an ambulatory surgical center, hospital, office or practice-based facility or operating site or room that provides any of the services offered by the Company) to provide outpatient surgical services including, without limitation, a state-licensed, Medicare-certified or accredited surgery center or hospital or office-based surgical facility within Brevard County, Florida (the "Restricted Territory") nor may a Class A Member own or operate equipment in his or her office of the type used by the Center or provide Facility Fee Procedures (as defined below). The preceding sentence shall not be construed to prevent a Class A Member or any of its Affiliates from (a) maintaining staff privileges at any facility, or (b) providing professional surgical services and earning a professional fee thereon (but not acting as an owner, or having a compensation or financial relationship) in any other ambulatory surgical center or hospital.

(b) For purposes of this Section 10.6, "Facility Fee Procedures" shall be defined as any surgical procedure that is (a) performable at the Center by a physician and (b) reimbursable by a third party payor (x) at a rate in excess of a physician's standard professional fee, or (y) as separate and distinct non-facility reimbursement for being performed in office; provided however, that the term "Facility Fee Procedures" shall not

include procedures performed in the office for patient safety or for patient cost-efficiency.

(c) For the purposes of this Section 10.6, it shall be presumed that a person or entity competes with the Company and violates this provision if it has any interest in any facility or center of any type whatsoever for the conduct of or compensation relationship with any outpatient surgery center within the Restricted Territory.

(d) Each party understands and acknowledges that the provisions of this Section 10.6 are designed to preserve the goodwill of the parties and that the Multiple used in the Formula Amount set forth in Section 4.3 takes into consideration some allocation of such goodwill. Accordingly, each party hereby acknowledges and agrees that any breach or threatened breach of the provisions of this Section 10.6 hereof binding on a party will result in irreparable harm and injury to the other party and that monetary damages will not provide an adequate remedy to a party. Accordingly, each Member hereby agrees that in the event of a breach or threatened breach of the provisions of this Section 10.6, the non-breaching party shall be entitled to: (a) a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; (b) an accounting for any and all monies, earnings, profits and other benefits that the breaching party has derived or received, directly or indirectly, as a result of such breach or threatened breach; and (c) recover from the breaching party the reasonable attorneys' fees and costs incurred by the non-breaching party in enforcing the provisions of this Section 10.6. The breaching party further agrees that in the event of a breach or threatened breach of the provisions of this Section 10.6, the restrictions set forth in this Section 10.6 shall be extended during the period of any breach or threatened breach by the breaching party. The rights and remedies set forth herein are cumulative and shall be in addition to any other rights or remedies to which a party may be entitled.

(e) Each party hereby acknowledges that the restrictions set forth in this Section 10.6 are minimal, reasonable in scope and duration and are necessary to protect the legitimate interests of the parties and that any breach or threatened breach of these restrictions will result in irreparable harm to the non-breaching party. In the event that any of the restrictions are found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restrictions shall be enforced to the maximum extent allowable by law and the parties hereby consent to and authorize the court to modify the restrictions in a manner to permit their enforcement.

10.7 Confidential Information. Each Member acknowledges that the Confidential Information is valuable property of the Company and undertakes that for so long as he, she or it is a Member, and thereafter until such information otherwise becomes publicly available other than through breach of this Section 10.7, he, she or it shall:

(a) treat the Confidential Information as secret and confidential;

(b) not disclose (directly or indirectly, in whole or in part) the Confidential Information to any third Party except with the prior written consent of Company;

(c) not use (or in any way appropriate) the Confidential Information for any purpose other than the performance of the business of the Company and otherwise in accordance with the provisions of this Agreement;

(d) recognize and acknowledge that the Company's trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special and unique assets of the Company's business. Accordingly, during the term of the Company, each Member shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for its own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information of any kind, nature or description (whether or not acquired, learned, obtained or developed by a Member alone or in conjunction with others) belonging to or concerning the Company, or any of its customers or clients or others with whom they now or hereafter have a business relationship, except: (i) with the prior written consent of all the other Members; (ii) in the course of the proper performance of the Member's duties hereunder; or (iii) as required by applicable law or legal process. Each Member confirms that all such information constitutes the exclusive property of the Company.

Given the secretive and competitive environment in which the Company does business and the fiduciary relationship that the Members have with the Company, each Member agrees to promptly deliver to the Company, at any time when the Company so requests, all memoranda, notes, records, drawings, manuals and other documents (and all copies thereof and therefrom) in any way relating to the business or affairs of the Company or any of its customers and clients, whether made or compiled by such Member or furnished to it by the Company or any of its employees, customers, clients, consultants or agents, which such Member may then possess or have under its control. Each Member confirms that all such memoranda, notes, records, drawings, manuals and other documents (and all copies thereof and therefrom) constitute the exclusive property of the Company. Notwithstanding the foregoing paragraph or any other provision of this Agreement, each Member shall be entitled to retain any written materials received by such Member in its capacity as a Member; and

(e) limit the dissemination of and access to the Confidential Information to such of the Company's and the Member's officers, directors, managers, employees, agents, attorneys, consultants, professional advisors or representatives as may reasonably require such information for the performance of Company business and ensure that any and all such persons observe all the obligations of confidentiality contained in this Section.

(f) "Confidential Information" means any and all policies, procedures, quality assurance techniques, plans, projections, pro formas, financial, statistical and other information of the Company, including (but not limited to) information embodied on magnetic tape, computer software or any other medium for the storage of information, together with all notes, analyses, compilations, studies or other documents prepared by the Company or others on behalf of the Company containing or reflecting such information. Confidential Information does not include information which:

(i) was lawfully made available to or known by third person on a non-confidential basis prior to disclosure by a Member;

(ii) is or becomes publicly known through no wrongful act of a Member; or

(iii) is received by a Member from a third Party other than in breach of confidence.

(g) For benchmarking, financing, and other purposes, the Class B Members may use and disclose Confidential Information as long as such is not specifically identifiable to the Company, provided, the Class B Members must obtain the Approval of the Business Issues Board if such are specifically identifiable to the Company. Furthermore, notwithstanding anything to the contrary contained herein, a Class B Member may use and disclose Confidential Information to financial institutions proposing to extend credit to such Class B Member or to third parties interested in investing in, or otherwise acquiring all or part of the assets of, such Class B Member so long as each such receiving party agrees to treat the Confidential Information as confidential and use the Confidential Information solely for evaluating the transaction proposed between the receiving party and the Class B Member. Without limiting the foregoing, the Class B Member shall inform all such receiving parties of its obligations under this Section 10.7 and use all reasonable efforts to cause such Persons to comply with the confidentiality requirements of this Agreement as set forth in this Section 10.7.

(h) Members acknowledge and agree:

(i) the Company's financial statements will be disclosed with those of Holdings' parent company, in filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended;

(ii) it may become aware of material, non-public information concerning Holdings' parent company;

(iii) not to (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any trading of any securities (or beneficial ownership thereof) of Holdings' parent company; (b) disclose or "tip" material non-public information concerning Holdings' parent company to any person or entity;

(iv) give trading advice of any kind to any person or entity concerning Holdings' parent company; or

(v) except with the prior written consent of Holdings, take any action (other than the actions taken in accordance with this Agreement) that might force Holdings' parent company to make a public announcement under applicable securities laws.

10.8 Nonsolicitation. During the term of a Member's membership in the Company, and for a period of three (3) years thereafter, no Member nor any of its Affiliates shall employ or offer employment to the Center's Administrator or to any person who is employed by the Company or any of its Affiliates during the term of this Agreement without the prior written approval of the Business Issues Board.

10.9 Additional Covenants.

(a) If a court of competent jurisdiction should declare this Article X, or any provision hereof, unenforceable because of any unreasonable restriction of duration, activity and/or geographical area, then the Parties hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the Company such other relief at law or in equity, reasonably necessary to protect the interests of the Company.

(b) Each Member specifically acknowledges that a breach of this Article X would cause the Company and other Members to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by a Member of any of the provisions of this Article X, the Company and other Members shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond, and shall be entitled to recover reasonable attorneys' fees and expenses. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

(c) Each Member warrants and represents that he, she or it:

(i) Is familiar with the confidentiality and non competition agreements contained herein.

(ii) Is acquiring such Units solely for investment and not resale, is an accredited investor (earned more than Two Hundred Thousand Dollars ($200,000) per year individually in each of the last two (2) years, and expects to earn more than such amount this year, or along with the Member's spouse earned more than Three Hundred Thousand Dollars ($300,000) in each of the last two years, and expects to earn more than such amount this year, or has a net worth, with or without the Member's spouse of at least One Million Dollars ($1,000,000)), has experience and sophistication in financial matters sufficient to evaluate the merits and risks of the investment, and can afford to lose his or her or its entire investment and has not learned of this investment through any general solicitation or advertising. The Company has relied upon the fact that the Units in the Company are to be held by the Members solely for investment and on each of the representations made hereby.

(iii) Has concluded that his, her or its obligations and the Company's rights and remedies described herein, including, without limitation, the right to equitable relief contained herein, are reasonable.

(iv) Is fully aware of the duties, responsibilities, obligations and liabilities imposed upon him, her or it by this Article.

(v) Acknowledges that the covenants contained herein are fair, reasonable and just, under the circumstances, and are not a penalty.

(vi) Acknowledges that no registration statement is now on file with the Securities and Exchange Commission with respect to any Units in the Company, and the Company has no obligation or current intention to register such Units under the Securities Act of 1933, as amended ("33 Act").

(vii) Acknowledges that the Units have not been registered under the 33 Act because the Company is issuing such Units in the belief that such Units are not securities, and if considered securities, that they are being issued in reliance upon the exceptions from registration requirements of the 33 Act providing for issuance of securities not involving a public offering, together with any corresponding exemptions of the Florida Securities Act.

(viii) Acknowledges that the exemptions from registration under the 33 Act would be unavailable if the Units in the Company were acquired by a Member with a view to distribution.

(ix) Acknowledges that this Agreement does not conflict with or violate any other agreement to which the Member is party.

(x) Agrees to be substantially involved in the operation of the Company and does not expect a return on his, her or its investment due to the efforts of others.

(d) Class B Member, Class C Member and Class D Member further represent, warrant and covenant to the Company, the Boards and all other Members that appropriate approval to enact this Agreement has been obtained from their respective governing board and any other duly constituted authority from whom such approval is required or necessary for such party to enact this Agreement and to be bound thereby.

10.10 Assignment. The restrictive covenants contained in Sections 10.6 and 10.7 hereof may be assigned to and enforced by any Person (i) which purchases substantially all of the assets of the Company; (ii) with which the Company merges; (iii) which acquires a majority of the voting power of the Company's Units; or (iv) which is a subsidiary of the Company at the time of assignment.

## ARTICLE XI
## Dissolution and Termination

11.1 Events Causing Dissolution.

The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a) The sale or other disposition of all or substantially all of the assets of the Company, unless the disposition is a transfer of assets of the Company in return for consideration other than cash and, by Approval of the FASB Issues Board, a determination is made not to distribute any such non-cash items to the Members;

(b) The election for any reason to dissolve the Company made by Approval of the FASB Issues Board;

(c) When there are no remaining Members, unless the holders of all of the financial rights in the Company agree in writing, within ninety (90) days after the cessation of membership of the last Member, to continue the legal existence and business of the Company and to appoint one or more new Members;

(d) Any consolidation or merger of the Company with or into any entity unless the Company is the resulting or surviving entity;

(e) Entry of a decree of judicial dissolution; or

(f) The occurrence of an event or circumstances causing dissolution under the Act.

11.2 Procedures on Dissolution. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but, except in the event of an administrative dissolution under the Act, the Company shall not terminate until Articles of Dissolution shall be filed in the manner set forth in the Act. Notwithstanding the dissolution of the Company, prior to the termination of the Company, as aforesaid, the business and the affairs of the Company shall be conducted so as to maintain the continuous operation of the Company pursuant to the terms of this Agreement. Upon dissolution of the Company, the Business Issues Board, acting by Approval, or, if none, a liquidator elected by the Members holding a majority of the Units issued and outstanding, shall liquidate the assets of the Company, apply and distribute the proceeds thereof under Article VI, and cause the termination of the Agreement.

## ARTICLE XII
## General Provisions

12.1 Notices. Any and all notices under this Agreement shall be effective (a) on the fifth (5th) business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first business day after being sent by express mail, telecopy, or commercial expedited delivery service providing a receipt for delivery, or (c) on the date of acknowledgment of receipt if sent by electronic mail. All such notices in order to be effective shall be addressed, if to the Company at its principal office, if to a Member at the last address of record on the Company books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified. A Member may change its address for purposes of this Agreement by giving the Business Issues Board notice of such change in the manner heretofore provided for the giving of notices.

12.2 Word Meanings. The words "herein," "hereinafter," "hereinbefore," "hereof" and "hereunder" as used in this Agreement refer to this Agreement as a whole and not merely to a

subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. All section references, except as otherwise provided herein, are to sections of this Agreement.

12.3 Binding Provisions. Subject to the restrictions on transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, Legal Representatives, successors and assigns.

12.4 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, including the Act, as interpreted by the courts of the State of Florida, notwithstanding any rules regarding choice of law to the contrary.

12.5 Counterparts; Signatures. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the original or the same counterpart. Any such counterpart, to the extent delivered by means of a facsimile machine or by attachment to an electronic mail message shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.6 Separability of Provisions. Each provision of this Agreement shall be considered separable. If for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and if for any reason any provision or provisions herein would cause the Members to be liable for or bound by the obligations of the Company, such provision or provisions shall be deemed void and of no effect.

12.7 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.8 Amendments. This Agreement may be amended or modified only in accordance with Sections 7.3 hereof.

12.9 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

12.10 Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each Member agrees that he or she shall not, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his or her successors and assigns) accepts the provisions of this Agreement as his or her sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all rights to maintain any action for partition or to compel any sale or other liquidation with respect to his or her interest, in or with respect to, any assets or properties

of the Company. Each Member further agrees that he or she or it will not petition a court for the dissolution, termination or liquidation of the Company.

12.11 Survival of Certain Provisions. The Members acknowledge and agree that this Agreement contains certain terms and conditions which are intended to survive the dissolution and termination of the Company, including, but without limitation, the provisions of Sections 10.6 and 10.7. The Members agree that such provisions of this Agreement which by their terms require, given their context, that they survive the dissolution and termination of the Company so as to effectuate the intended purposes and agreements of the Members hereunder shall survive notwithstanding that such provisions had not been specifically identified as surviving and notwithstanding the dissolution and termination of the Company or the execution of any document terminating this Agreement, unless such document specifically provides for nonsurvival by reference to this Section 12.11 and to the specific provisions hereof which are intended not to survive.

12.12 No Impairment. The Company shall not amend, modify or repeal any provision of the Articles of Organization of the Company or this Agreement in any manner which would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Members, without the express prior written consent of the FASB Issues Board; nor shall the Company, through any reorganization, transfer of assets, merger, dissolution, issue, sale or distribution of Units or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Agreement for the benefit of the Members, without the express prior written consent of the FASB Issues Board. The Company shall in good faith take any and all actions which are necessary or appropriate in order to protect the rights of the Members.

12.13 Specific Performance or Injunctive Relief. The Members and the Company hereby declare that it is impossible to measure in money the damages which may accrue to one or more of them by reason of the failure of a Party to perform any of its obligations hereunder. Therefore, if any Party hereto shall institute any action or proceeding to enforce the provisions of this Agreement, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party has or may have an adequate remedy at law and agrees not to urge in any such action or proceeding that such a remedy exists. Furthermore, any Party seeking to enforce the provisions of this Agreement shall have the right to specific performance, injunctive or other equitable relief without the requirement to post bond.

12.14 Dispute Resolution; Limited Renegotiation; Arbitration. Except for disputes relating to breaches of Sections 10.6 through 10.9, all disputes arising under this Agreement shall be resolved under the following provisions of this Section 12.14.

This Agreement shall be construed to be in accordance with any and all federal and state statutes, including Medicare, Medicaid and all federal and state rules, regulations, principles and interpretations applicable to the Company and the Members, and the relationships among them. It is the intent of this Section to set forth a procedure so that if certain legal developments occur, a dispute arises, or certain circumstances arise in which any Board should become internally deadlocked (provided, however, that a deadlock shall not be deemed to occur due to the withholding of Supermajority Approval), a procedure will be in place that will bring the terms of

this Agreement back into legal compliance and/or resolve a Board deadlock while preserving, to the extent possible, the economic and governance relationships set forth here.

In the event there is any dispute among the parties or there is any legal development, including without limitation, a change in (or the interpretation of) Medicare, Medicaid or other federal or state statutes, rules, regulations, principles or interpretations, that renders any of the material terms of this Agreement unlawful or unenforceable (including any services rendered or compensation to be paid hereunder), or a definitive judicial or State of Florida interpretation of Florida law that substantially affects the business, governance, or economics of the Company in an adverse manner (collectively a "Negative Legal Development"), or any circumstance in which any Board itself is deadlocked in its decision making hereunder and cannot take action (a "Deadlock Event"), any Member affected by such Negative Legal Development or such Deadlock Event shall have the immediate right upon notice to the other Members (the "Notice") to initiate the renegotiation of the affected term or terms of this Agreement, so as to remedy the impacts of the Negative Legal Development or to seek resolution of the Deadlock Event, each in a manner that substantially maintains the then existing economic and governance relationships of the Members, if it is legal to accomplish the change while maintaining substantially such economic and governance relationship.

If the Parties are not able to renegotiate the affected terms of the Agreement or resolve the Deadlock Event or dispute on a mutually satisfactory basis within forty-five (45) days after the Notice, the Parties must submit the issues (the "Dispute") to mediation and arbitration pursuant to the procedure set forth below. The arbitrator selected in accordance with the provisions set forth below (the "Arbitrator") will be asked to determine whether there is a bona fide Negative Legal Development or Deadlock Event, and if so, the Arbitrator will decide the matter as set forth in Section 12.14 C. of this Agreement.

A. Right to Mediate or Arbitrate. Any dispute between the Parties relating to this Agreement must first be submitted to non-binding mediation in accordance with procedures agreed upon by the Parties. If the dispute is not resolved through mediation within forty-five (45) days of the initial request for mediation or within a time frame mutually agreed upon by the Parties, the dispute must then be submitted for binding arbitration in accordance with procedures set forth by the American Health Lawyers Association.

B. Pre-Arbitration Procedure.

1. Any dispute shall be submitted to arbitration by notifying the other Party or Parties, as the case may be, hereto in writing of the submission of such dispute to arbitration (the "Arbitration Notice"). The Party delivering the Arbitration Notice shall specify therein, to the fullest extent then possible, its version of the facts surrounding the dispute and the amount of any damages and/or the nature of any injunctive or other relief such Party claims.

2. The Party (or Parties, as the case may be) receiving such Arbitration Notice shall respond within sixty (60) days after receipt thereof in writing (the "Arbitration Response"), stating its version of the facts to the fullest extent then possible and, if applicable, its position as to damages or other relief sought by the Party initiating arbitration.

3. The Parties shall then endeavor, in good faith, to resolve the dispute outlined in the Arbitration Notice and Arbitration Response. In the event the Parties are unable to resolve such dispute within sixty (60) days after receipt of the Arbitration Response, the Parties shall initiate the arbitration procedure outlined below.

C. Arbitration Procedure.

1. If the Parties hereto are unable to resolve the dispute within sixty (60) days after receipt of the Arbitration Response as set forth above, then the Parties must submit the dispute to binding arbitration in accordance with the American Health Lawyers arbitration program. If the Parties are unable to agree on an arbitrator within sixty (60) days after receipt of the Arbitration Response, each of the Parties shall, within sixty (60) days after receipt of the Arbitration Response, choose an arbitrator selector ("Selector"). The two Selectors shall then have forty (40) days to select an arbitrator who shall serve as the final arbitrator for the dispute. (The arbitrator chosen by the Parties hereto or by the Selectors, as the case may be, shall hereinafter be as the "Arbitrator"). The Arbitrator shall not be an Affiliate of any of the Parties hereto.

2. The arbitration shall be held in Melbourne, Florida. The Parties shall submit to the Arbitrator the Arbitration Notice and the Arbitration Response and any other facts regarding the dispute of which any Party desires.

3. The Arbitrator shall apply the arbitration rules set forth below in making his or her decision. After the Arbitrator has heard the case of each Party in accordance with Section 12.14 D., the Arbitrator shall request that each Party submit an Order to resolve all matters in dispute. The Arbitrator shall then execute one of the Orders submitted by the Parties. The Arbitrator shall not be allowed to modify or amend any Orders submitted by the Parties. The decision of the Arbitrator shall be rendered within sixty (60) days of the close of the hearing record.

D. Arbitration Rules.

1. The Arbitrator shall allow reasonable discovery, which he determines is necessary for determination of the issues presented.

2. The Arbitrator shall be guided by, and shall substantially comply with, the then applicable Federal Rules of Evidence.

3. Should any Party refuse or neglect to appear or participate in the arbitration proceedings, including the procedures relating to the selection of an Arbitrator, the participating Party may select the Arbitrator and the Arbitrator is empowered to decide the controversy in accordance with whatever evidence is presented.

E. Arbitrator's Award. The award of the Arbitrator shall be binding on the Parties and may be entered as a final judgment in a court of competent jurisdiction. The Arbitrator shall award all costs (other than attorney's fees) incurred in conducting arbitration in the final award in accordance with what it deems just and equitable under the circumstances. In addition, the

Arbitrator shall award the prevailing party its reasonable attorney's fees, costs and expenses from the non-prevailing party.

F. Other Disputes. All disputes relating to breaches of Sections 10.6 through 10.9 shall be resolved by a court of law with the site of venue in Melbourne, Florida.

12.15 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING INSTITUTED UNDER OR RELATING TO THIS AGREEMENT, OR ANY OTHER DOCUMENT EXECUTED PURSUANT HERETO, OR IN CONNECTION WITH ANY COUNTERCLAIM RESULTING FROM ANY SUCH ACTION OR PROCEEDING.

12.16 Waiver of McGuireWoods, LLP. McGuireWoods, LLP ("MW") has acted as lead counsel in developing the documentation to form the Company. In this regard, the Parties acknowledge that MW has informed each Member that a conflict of interest exists in MW's representation in such formation and that each Member has been advised to seek outside counsel and business advice to review all documents relating to the Company and to advise each Member as to the effects, consequences and legalities of the documents. Each Member also acknowledges that MW represents Blue Chip in other matters and in negotiating the terms of this Agreement. Further, it is expected that the Class A Members will engage counsel to negotiate the terms of this Agreement on their collective behalf

12.17 Attorney's Fees. In the event any Party is required to file an action to enforce the provisions of this Agreement, including, the dispute resolution provisions of Section 12.14 hereof, the prevailing Party in such action shall be entitled to recover its reasonable attorney's fees, costs and expenses incurred in such action from the non-prevailing Party.

IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of the day and year first above written.

CLASS B MEMBER:

HMA BLUE CHIP INVESTMENTS, LLC
By: BLUE CHIP SURGICAL CENTER PARTNERS, LLC

By:____________________

Its:____________________

CLASS C MEMBER:

CCSC TBC GROUP, LLC

By:____________________

Its:____________________

CLASS D MEMBER:

CCSC HOLDINGS, INC.

By: [signature]

Its: PRESIDENT

**IN WITNESS WHEREOF,** the Members hereto have executed this Agreement as of the day and year first above written.

**CLASS B MEMBER:**

HMA BLUE CHIP INVESTMENTS, LLC

By:____________________________

Its:____________________________

**CLASS C MEMBER:**

CCSC TBC GROUP, LLC

By: Richard A. Hykes, M.D.

Its: President

**CLASS D MEMBER:**

CCSC HOLDINGS INC.

By:____________________________

Its:____________________________

**IN WITNESS WHEREOF**, the Members hereto have executed this Agreement as of the day and year first above written.

**CLASS B MEMBER:**

HMA BLUE CHIP INVESTMENTS, LLC
By: BLUE CHIP SURGICAL CENTER PARTNERS, LLC

By: ____________________

Its: PRESIDENT

**CLASS C MEMBER:**

CCSC TBC GROUP, LLC

By: ____________________

Its: ____________________

**CLASS D MEMBER:**

CCSC HOLDINGS INC

By: ____________________

Its: ____________________